Exhibit 1.1

VOTING SUPPORT AND LOCK-UP AGREEMENT

THIS AGREEMENT is made as of August 16, 2020

AMONG:

[●] (the “Securityholder”)

- and -

Canopy Growth Corporation, a corporation existing under the laws of Canada (the “Purchaser”)

- and -

Acreage Holdings, Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”)

RECITALS:

WHEREAS, in connection with a proposal agreement between the Purchaser and the Company dated June 24, 2020 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Proposal Agreement”), the Company proposes to, among other things, amend the terms of the subordinate voting shares (the “Company Subordinate Voting Shares”), proportionate voting shares (the “Company Proportionate Voting Shares”) and multiple voting shares (the “Company Multiple Voting Shares” and collectively with the Company Subordinate Voting Shares and the Company Proportionate Voting Shares, the “Company Shares”) of the Company;

AND WHEREAS, it is contemplated that the proposed transaction will be effected pursuant to a statutory plan of arrangement (the “Amended Arrangement”) under Section 288 of the Business Corporations Act (British Columbia);

AND WHEREAS, the Securityholder is the beneficial owner, directly or indirectly, of the Subject Securities listed on Schedule A to this Agreement;

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties hereto agree as follows:

Article 1

INTERPRETATION

1.1	Definitions.

Unless indicated otherwise, where used in this Agreement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Proposal Agreement and the following terms shall have the following meanings (and grammatical variations of such terms have corresponding means), including the recitals:

“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the holding of voting securities of another entity sufficient to elect a majority of the board of directors (or the equivalent) of such entity;

“Agreement” means this voting support and lock-up agreement dated as of the date hereof between the Securityholder and the Purchaser, as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Amended Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Amendment Date” means the date on which the Required Filings are filed with the Registrar in accordance with the terms of the Amendment;

“Amendment Time” means 12:01 a.m. (Vancouver time) on the Amendment Date, or such other time on the Amendment Date as the Parties agree to in writing before the Amendment Date;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Toronto, Ontario or Vancouver British Columbia or New York, New York, as the context requires;

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to the Company Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Proposal Agreement;

“Company” has the meaning ascribed thereto in the recitals hereof;

“Company Multiple Voting Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Proportionate Voting Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Shareholders” means the registered or beneficial holders of the Company Shares, as the context requires;

“Company Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Subordinate Voting Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Warrants” means the Company Subordinate Voting Share purchase warrants issued on March 2, 2020 and expiring on February 10, 2025, as may be amended in accordance with the letter agreement between [Securityholder] and the Company dated August 16, 2020;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange;

“High Street Units” has the meaning specified in the Arrangement Agreement;

“Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Proposal Agreement, to be called to consider approval of the Amended Arrangement;

“Notice” has the meaning ascribed thereto in Section 5.6;

“Parties” means the Securityholder, the Purchaser and the Company, and “Party” means any one of them;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Proposal Agreement” has the meaning ascribed thereto in the recitals hereof;

“Purchaser” has the meaning ascribed thereto in the recitals hereof;

“Release Date” means the date that is the earlier of: (i) the date that is seven (7) days following the date upon which the Meeting is held; and (ii) October 16, 2020;

“Securities Authority” means all applicable securities regulatory authorities, including the applicable securities commissions or similar regulatory authorities in each of the provinces of Canada;

“Securityholder” has the meaning ascribed thereto in the recitals hereof;

“SEDAR” means the System for Electronic Document Analysis Retrieval;

“Subject Locked-up Securities” means all securities of the Company received by the Securityholder pursuant to the Amended Arrangement, including any securities received in exchange for Company Shares, Company Warrants and other securities listed on Schedule A to this Agreement and any Company Shares acquired by the Securityholder or any of its affiliates subsequent to the date hereof and prior to the earlier of the Amendment Time and the Release Date, and includes all securities into which such Subject Locked-up Securities may be converted into, exercised for, exchanged for or otherwise changed into; provided, however, that Subject Locked-up Securities shall exclude any securities that the Securityholder is permitted to Dispose of pursuant to Article 4;

“Subject Securities” means the Company Shares, Company Warrants and other securities listed in Schedule A to this Agreement and any Company Shares acquired by the Securityholder or any of its affiliates subsequent to the date hereof, and includes all securities into which such Subject Securities may be converted into, exchanged for or otherwise changed into; provided, however, that Subject Securities shall exclude any securities that the Securityholder is permitted to Dispose of pursuant to Article 4;

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of the Proposal Agreement;

“Triggering Event Date” means the date federal laws in the United States are amended to permit the general cultivation, distribution and possession of marijuana (as defined in 21 U.S.C 802) or to remove the regulation of such activities from the federal laws of the United States;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

“USCo2 Class B Shares” has the meaning specified in the Arrangement Agreement.

1.2	Gender and Number.

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3	Currency.

All references to dollars or to “$” are references to United States dollars.

1.4	Headings.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action.

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Toronto Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

1.6	Governing Law.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Article 2
REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Securityholder.

The Securityholder represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on these representations and warranties in completing the transactions contemplated hereby and by the Proposal Agreement) that:

(a)	The Securityholder is a corporation or other entity validly existing under the laws of the jurisdiction of its existence.

(b)	The Securityholder has the requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Securityholder and constitutes a legal, valid and binding agreement of the Securityholder enforceable against the Securityholder in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	The Securityholder, directly or indirectly, exercises control or direction over all of the Subject Securities set forth on Schedule A to this Agreement. Other than the Subject Securities, neither the Securityholder nor any of its affiliates, beneficially own, directly or indirectly, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company or any of its subsidiaries.

(d)	As at the date hereof, the Securityholder is, and, subject to any Dispositions permitted by Article 4, immediately prior to the Amendment Time the Securityholder will be, directly or indirectly, the sole beneficial owner of the Subject Securities.

(e)	The Securityholder has the sole right to sell, exercise and vote or direct the sale, exercise and voting of the Subject Securities.

(f)	No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except the Purchaser pursuant to this Agreement or the Proposal Agreement.

(g)	No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Securityholder in connection with the execution and delivery of this Agreement by the Securityholder and the performance by the Securityholder of the Securityholder’s obligations under this Agreement, other than those that are contemplated by the Proposal Agreement.

(h)	None of the Subject Securities are subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Company’s securityholders or give consents or approvals of any kind, except this Agreement or as contemplated by the Proposal Agreement.

(i)	None of the execution and delivery by the Securityholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Securityholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Securityholder (if the Securityholder is not a natural person); (ii) any contract to which the Securityholder is a party or by which the Securityholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity applicable to the Securityholder; or (iv) any law applicable to the Securityholder, except in each case as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Securityholder to perform its obligations hereunder.

2.2	Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Securityholder (and acknowledges that the Securityholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Proposal Agreement) that:

(a)	The Purchaser is a corporation duly incorporated and validly existing under the federal laws of Canada and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Proposal Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)	None of the execution and delivery by the Purchaser of this Agreement or the compliance by the Purchaser with the Purchaser’s obligations hereunder or the Purchaser’s completion of the transactions contemplated herein and in the Proposal Agreement will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Purchaser; (ii) any contract to which the Purchaser is a party or by which the Purchaser is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

(c)	No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement, other than those which are contemplated by the Proposal Agreement.

(d)	None of the execution and delivery by the Purchaser of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Purchaser with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Purchaser; (ii) any contract to which the Purchaser is a party or by which the Purchaser is bound; (iii) any judgment, decree, order or award of any Governmental Entity applicable to the Purchaser; or (iv) any law applicable to the Purchaser, except in each case as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations hereunder.

2.3	Representations and Warranties of the Company.

The Company represents and warrants to the Securityholder (and acknowledges that the Securityholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Proposal Agreement) that:

(a)	The Company is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Proposal Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)	None of the execution and delivery by the Company of this Agreement or the compliance by the Company with the Company’s obligations hereunder or the Company’s completion of the transactions contemplated herein and in the Proposal Agreement will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Company; (ii) any contract to which the Company is a party or by which the Company is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law, except in each case as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company to perform its obligations hereunder or under the Proposal Agreement.

(c)	No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Company in connection with the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement, other than those which are contemplated by the Proposal Agreement.

(d)	None of the execution and delivery by the Purchaser of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Company with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Company; (ii) any contract to which the Company is a party or by which the Company is bound; (iii) any judgment, decree, order or award of any Governmental Entity applicable to the Company; or (iv) any law applicable to the Company, except in each case as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company to perform its obligations hereunder.

Article 3
COVENANTS

3.1	Covenants of the Securityholder.

(a)	The Securityholder hereby covenants and agrees in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Section 5.1, except as permitted by this Agreement:

(i)	at any meeting of securityholders of the Company called to vote upon the Resolution or the transactions contemplated by the Proposal Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Resolution or the transactions contemplated by the Proposal Agreement is sought (including by written consent in lieu of a meeting), the Securityholder shall cause all its Subject Securities which carry the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all its Subject Securities which carry the right to vote at such meeting in favour of the Resolution and the transactions contemplated by the Proposal Agreement;

(ii)	at any meeting of securityholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Company is sought in respect of any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Amended Arrangement and each of the transactions contemplated by the Proposal Agreement (the “Prohibited Matters”) (including by written consent in lieu of a meeting), the Securityholder shall cause all its Subject Securities which carry the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all its Subject Securities which carry the right to vote at such meeting against the Prohibited Matters;

(iii)	the Securityholder shall revoke any and all proxies previously granted or voting instruction forms or other voting documents previously delivered that may conflict or be inconsistent with the Securityholder’s covenants and agreements set forth in this Agreement;

(iv)	the Securityholder agrees that it will not, directly or indirectly grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to this Agreement;

(v)	the Securityholder shall not exercise any rights of appraisal or rights of dissent, as applicable, from the Amended Arrangement or the transactions contemplated by the Proposal Agreement that the Securityholder may have; and

(vi)	without limiting the generality of Section 3.1(a)(i), no later than five Business Days prior to the date of the Meeting: (i) with respect to any Company Shares that are registered in the name of the Securityholder, the Securityholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Resolution, with a copy to the Purchaser concurrently with such delivery; and (ii) with respect to any Company Shares that are beneficially owned by the Securityholder but not registered in the name of the Securityholder, the Securityholder shall deliver a duly executed voting instruction form to the intermediary through which the Securityholder holds its beneficial interest in the Securityholder’s Company Shares, instructing that the Securityholder’s Company Shares be voted at the Meeting in favour of the Resolution, with a copy to the Purchaser concurrently with such delivery. Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Purchaser.

(b)	From the date hereof until the termination of this Agreement in accordance with Section 5.1, the Securityholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, representative or agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation of proxies in opposition to or competition with the transactions contemplated by the Amended Arrangement;

(ii)	assist any Person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the transactions contemplated by the Amended Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Amended Arrangement; or

(iv)	encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(c)	The Securityholder hereby consents to:

(i)	the pertinent details of this Agreement being set out in any press release, proxy statement, including the Circular, and court documents produced by the Company, the Purchaser or any of their respective affiliates in connection with the Amended Arrangement in accordance with the provisions of the Proposal Agreement, a copy of which will be made available to Securityholder for review sufficiently in advance of publication to permit the Securityholder to review and provide comments thereon (and the Company shall incorporate the Securityholder’s reasonable comments thereon); and

(ii)	this Agreement being made publicly available, including by filing on SEDAR operated on behalf of the Securities Authorities.

(d)	Except as required by applicable law or stock exchange requirements, the Securityholder will not, and will ensure that its affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Proposal Agreement without the prior written approval of the Purchaser.

(e)	Upon receipt of a written request from the Company or the Purchaser, the Securityholder shall publicly disseminate a single news release in Canada and the United States expressing its support for the Amended Arrangement (the “Supporting News Release”). The content of the Supporting News Release shall be provided by the Company and the Purchaser to the Securityholder in advance for its prior written approval, and shall be in form and substance satisfactory to the Securityholder in its sole discretion. The parties acknowledge and agree that the Securityholder will be in no way obligated to recommend that the other shareholders of the Company vote in favour of the resolution to authorize the Amended Agreement in the Supporting News Release or otherwise, and the Supporting News Release shall contain appropriate qualifications in that regard.

Article 4
POST-AMENDMENT LOCK-UP AGREEMENT

4.1	The Securityholder shall not, following the earlier to occur of the Amendment Time and the Release Date, without the prior written consent of the Company and the Purchaser, directly or indirectly, or publicly announce an intention to, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any Subject Securities or Subject Locked-up Securities or enter into any Hedging Transaction (as defined below) relating to the Subject Securities or the Subject Locked-up Securities (each of the foregoing referred to as a “Disposition”), except, notwithstanding any provision to the contrary in this Agreement, as permitted in accordance with the release schedule set out in Schedule B hereto. The foregoing restrictions are expressly intended to preclude the Securityholder from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition even if the Subject Securities or the Subject Locked-up Securities would be disposed of by someone other than the Securityholder.

“Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Subject Securities or the Subject Locked-up Securities.

4.2	Notwithstanding any other provision of this Article 4, the Securityholder may transfer any or all of the Subject Securities and Subject Locked-up Securities to any affiliates, and its and their associates, limited partners, members or shareholders; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes an agreement with the Company and the Purchaser stating that the transferee is receiving and holding the Subject Securities and/or Subject Locked-up Securities in accordance with the provisions of this Agreement and there shall be no further transfer of such Subject Securities and/or Subject Locked-up Securities except in accordance with this Agreement.

4.3	Without limiting the restrictions or obligations herein, any Disposition by the Securityholder shall remain at all times subject to applicable securities laws.

Article 5
GENERAL

5.1	Termination.

This Agreement (other than Articles 4 and 5 hereof) will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Securityholder, the Purchaser and the Company;

(b)	the date, if any, that the Proposal Agreement is terminated in accordance with its terms;

(c)	the Company Shareholders do not approve the Amended Arrangement at the Meeting;

(d)	the Company publicly announces that the Amended Arrangement is not going to be implemented as currently contemplated for any reason; and

(e)	the Amendment Time.

If the Amended Arrangement becomes effective, the obligations in Articles 4 and 5 shall survive the termination of this Agreement; provided, however, that, should the Company Shareholders not approve the Amended Arrangement at the Meeting, or should the Company or the Purchaser publicly announce that the Amended Arrangement is not going to be implemented as currently contemplated for any reason, Articles 4 and 5 shall terminate immediately.

5.2	Time of the Essence.

Time is of the essence in this Agreement.

5.3	Effect of Termination.

If this Agreement is terminated in accordance with the provisions of Section 5.1, no Party will have any further liability to perform any of its covenants and agreements under this Agreement, provided that neither the termination of this Agreement nor anything contained in Section 5.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein.

5.4	Equitable Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

5.5	Control

If any of the Subject Securities are held through a nominee, corporation, trust or other legal entity, including but not limited to a broker or other financial intermediary, over which the Securityholder has control as defined in the legislation governing the ownership of the property of such nominee, corporation, trust or other legal entity (either alone or in conjunction with any other Person), the Securityholder will vote or will cause to be voted such Subject Securities and exercise its power and authority to ensure that this Agreement is complied with by such nominee, corporation, trust or other legal entity.

5.6	Waiver; Amendment.

Each Party agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

5.7	Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

5.8	Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) (must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	to the Purchaser at:

Canopy Growth Corporation
1 Hershey Drive
Smith Falls, ON K7A 0A8

Attention:         David Klein
Email:               david.klein@canopygrowth.com

with copies (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street West
Toronto, ON M5H 3C2

Attention:        Jonathan Sherman
Email:              jsherman@cassels.com

and

Attention:        Jamie Litchen
Email:              jlitchen@cassels.com

(b)	to the Company at:

Acreage Holdings, Inc.
366 Madison Avenue, 11th Floor
New York, New York 10017

Attention:        James Doherty, General Counsel
Email:              j.doherty@acreageholdings.com

with copies (which shall not constitute notice) to:

DLA Piper (Canada) LLP
Suite 6000, 1 First Canadian Place
Toronto, Ontario M5X 1E2

Attention:        Robert Fonn
Email:              robert.fonn@dlapiper.com

and

Attention:       Russel W. Drew
Email:              russel.drew@dlapiper.com

(c)	to the Securityholder at:

[Address]
[Address]
[Address]

Attention:

Email:

Any Notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing Notice in accordance with the foregoing. Any subsequent Notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice or other communication to that Party. The failure to send a copy of a Notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

5.9	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.10	Successors and Assigns.

The provisions of this Agreement will be binding upon and enure to the benefit of the Parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, provided that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.

5.11	Independent Legal Advice.

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

5.12	Expenses

Each of the Parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.13	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

5.14	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

CANOPY GROWTH CORPORATION

Per:
Authorized Signing Officer
I have authority to bind the company.

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

ACREAGE HOLDINGS, INC.

Per:
Authorized Signing Officer
I have authority to bind the company.

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

[SECURITYHOLDER]

Authorized Signing Officer
I have authority to bind the company.

SCHEDULE A - SUBJECT SECURITIES

SCHEDULE B - LOCK-UP RELEASE SCHEDULE

The Securityholder may exercise at any time any Company Warrants or other convertible securities of the Company.

Notwithstanding any other provision of this Agreement, following the earlier to occur of the Amendment Time and the Release Date:

(a)	Prior to the Triggering Event Date, the Securityholder may complete a Disposition of up to [●] Subject Securities and/or Subject Locked-up Securities per calendar month, and

(b)	On the Triggering Event Date, all restrictions on Disposition imposed by this Agreement shall cease to apply in respect of all Subject Securities (if any) and Subject Locked-up Securities that are then held by the Securityholder (other than Floating Shares issued or to be issued pursuant to the Company Warrants, as may be amended by the Amended Arrangement).

(c)	On the Triggering Event Date, any such Floating Shares that are then held by the Securityholder will remain subject to the restrictions on Disposition imposed by this Agreement and shall be released from such restrictions in accordance with the following schedule:

Date of Release	Percentage of Floating Shares then held by the Securityholder (on an as- converted basis) and no longer subject to Section 4.1 of this Agreement
Triggering Event Date	50%
6 months from the Triggering Event Date	25%
12 months from the Triggering Event Date	25%